CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Cheswold Lane Funds and to the use of our report dated February 26, 2009 on the financial statements and financial highlights of the Cheswold Lane International High Dividend Fund, a series of beneficial interest of the Cheswold Lane Funds.  Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania
April 28, 2009